Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
10-04

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Kip Rupp / krupp@drg-e.com
	Quanta Services Inc.	DRG&E
	713-629-7600	713-529-6600
Quanta Announces Redemption of
3.75 Percent Convertible Subordinated Notes Due 2026
HOUSTON — April 12, 2010 — Quanta Services, Inc. (NYSE: PWR) today announced that it has notified the registered holders of its 3.75 percent convertible subordinated notes due 2026 that it will redeem all of the notes outstanding on May 14, 2010. The notes will be redeemed at a price equal to 101.607 percent of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date. The notes were originally issued May 3, 2006, in the aggregate principal amount of $143.75 million, all of which notes remain outstanding. Payment of the redemption price will be made by Wells Fargo Bank, National Association, as paying agent, upon presentation and surrender of the notes on or after the redemption date by hand or by mail at the address for the paying agent set forth in the redemption notice.
Instead of receiving the cash redemption price, each holder of the 3.75 percent convertible subordinated notes has the right, at its option, to convert the principal amount of the notes or any portion of such principal amount which is a multiple of $1,000 into Quanta’s common stock at a conversion rate of 44.6229 shares of common stock for each $1,000 principal amount of notes converted. The conversion rate is equivalent to a price of $22.41 per share. Quanta has elected to satisfy the amount due to the holder upon conversion of a note in cash up to the amount of $1,000 per $1,000 principal amount of each note with the remaining amount due, if any, paid in common stock. The holders may deliver a conversion notice to Wells Fargo Bank, National Association, as conversion agent, at any time before 5:00 p.m. CDT on May 12, 2010.
Quanta will pay cash to the holders in lieu of the delivery of any fractional shares of common stock issuable upon conversion. Upon conversion of a note, accrued and unpaid interest on the note will be deemed to be paid in full to the holder through delivery of the common stock and the holder will not receive any interest on the note, unless the conversion occurs after 5:00 p.m. CDT on April 15, 2010 (the Regular Record Date) and prior to 5:00 p.m. CDT on April 29, 2010. The holder of a note at 5:00 p.m. CDT on April 15, 2010 will receive payment of the interest payable on April 30, 2010 notwithstanding the conversion of the note at any time after 5:00 p.m. CDT April 15, 2010, but any note surrendered for conversion by a holder after 5:00 p.m. CDT on April 15, 2010 and prior to 5:00 p.m. CDT on April 29, 2010 must be accompanied by payment of an amount equal to the interest payment that is due on the note on April 30, 2010.
Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunications industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta provides point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
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